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                                AMENDMENT NO. 1
                                      TO
                               CUSTODY AGREEMENT

   This Amendment No. 1 (the "Amendment") to that certain Custody Agreement dated as of October 19, 1995 between Tax-Free Investments Trust (the "Fund"), successor in interest to Tax-Free Investments Co., and The Bank of New York (the "Custodian") (hereinafter the "Custody Agreement") is made as of May 31, 2005.

                             W I T N E S S E T H :

   WHEREAS, the Fund desires to execute an Agreement with JP Morgan Chase Bank, N.A.;

   NOW, THEREFORE, the Fund and the Custodian hereby amend the Custody Agreement as follows:

  1.   Section 7 of Article XV is hereby renumbered Section 7(a).

  2. A new Section 7(b) is hereby added to Article XV to read in its entirety as follows:

      "(b) Notwithstanding any other provision in this Agreement, the Fund shall appoint JP Morgan Chase Bank, N.A. (the "Bank") by executing the form of Agreement attached hereto (the "Agreement"). The Fund agrees that notwithstanding any other provision in this Agreement: (1) the Custodian shall have no duty to supervise or monitor the Bank under the Agreement, nor shall the Custodian have any liability for the acts or omissions of the Bank, for its appointment, or for its receiving, holding, or disbursing any assets; and (2) without limiting the generality of the foregoing, the Fund shall indemnify and hold harmless the Custodian from and against any loss, liability, claim, expense or demand incurred by the Custodian relating to or arising out of the Agreement or the appointment or actions or omissions of the Bank. The provisions of this Section 7(b) shall survive any resignation of the Custodian or the terms of this Agreement."

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers, thereof to duly authorize as of the day and year first above written.

                                           TAX-FREE INVESTMENTS TRUST

                                           By:    /s/ Sidney Dilgren
                                                  -----------------------------
                                           Name:  Sidney Dilgren
                                           Title: Vice President and Fund
                                                  Treasurer

                                           THE BANK OF NEW YORK

                                           By:    /s/ Edward G. MCGann
                                                  -----------------------------
                                           Name:  Edward G. MCGann
                                           Title: Managing Director

Attest:


-------------------------
(seal)

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